Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2007, except as to Note 2, as to which the date is May 25, 2007, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-147528) and related Prospectus of Aegerion Pharmaceuticals, Inc. for the registration of 000,000 shares of its common stock.

/s/ Ernst & Young LLP

MetroPark, New Jersey

January 18, 2008